Exhibit 99.1

For Immediate Release	Kronos Contact:	Mindy Kohl
(978) 947-5156
mkohl@kronos.com

Kronos® announces changes to Board of Directors

CHELMSFORD, Mass., Aug. 2, 2005 — Kronos® Incorporated (Nasdaq: KRON) announced today that D. Bradley McWilliams has retired from Kronos’ Board of Directors effective today. As a result of McWilliams’ retirement, the Board of Directors elected Bruce J. Ryan to succeed him, also effective today. McWilliams, former senior vice president and chief financial officer of Cooper Industries, Inc. and a certified public accountant and lawyer, served as a director of Kronos since 1993.

“We are grateful to Brad for his valuable contributions to Kronos during the last 12 years. His strategic thinking, legal and financial acumen, and support of our management team greatly benefited our company,” said Mark S. Ain, Kronos chairman and chief executive officer. “We will miss his advice and counsel, and wish him well in his retirement.”

Bruce J. Ryan succeeds McWilliams and assumes the role of chairman of the Audit Committee. “Bruce brings considerable financial expertise to Kronos,” commented Ain. “Moreover, his deep understanding of technology, management, and global markets will be very important to us as we develop into a larger enterprise software company.”

Ryan currently serves as chairman of the Board of Infinicon Systems. Prior to Infinicon, Ryan served as executive vice president, chief financial officer, and member of the Board of Global Knowledge Network. He also held the executive vice president and chief financial officer positions at Amdahl Corporation. Before joining Amdahl Corporation, Ryan had a distinguished 25-year career at Digital Equipment Corporation, serving in roles such as senior vice president of industry marketing and vice president and corporate controller. In addition to Infinicon, Ryan’s current Board of Directors affiliations include Axeda Systems, Enterasys Networks, and KVH Industries.

About Kronos Incorporated

Kronos Incorporated is the most trusted name in workforce management. Kronos helps organizations staff, develop, deploy, track, and reward their workforce, resulting in reduced costs, increased productivity, better decision-making, improved employee satisfaction, and alignment with organizational objectives. More than 20 million people use a Kronos solution every day. Learn more about Kronos’ high-impact enterprise solutions at www.kronos.com.

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© 2005 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.